Exhibit 10.1

MODINE MANUFACTURING COMPANY
RESTRICTED STOCK UNIT AWARD
AWARD AGREEMENT

We are pleased to inform you that you have been granted a Restricted Stock Unit Award subject to the terms and conditions of the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:	October 19, 2022

Total number of
Restricted Stock Units:

1.  Restricted Stock Unit Award.  Pursuant to the Plan, you are hereby granted a Restricted Stock Unit Award (“Award”), subject to the terms and conditions of this Award Agreement and the Plan.  Accordingly, you are hereby granted the aggregate number of Restricted Stock Units (“RSUs”) set forth above, subject to the restrictions and conditions set forth in this Award Agreement.

2.  Restricted Period and Performance Conditions.  Upon the expiration of the Restricted Period (as defined below), you shall receive one share of Common Stock for each RSU for which the Restricted Period has expired, if and only if all of the Performance Conditions (as defined below) have been achieved during such Restricted Period.  Except as otherwise provided in Section 8.02(f) or Section 11.02 of the Plan, in the event of your termination of employment with the Company or a Subsidiary for any reason prior to the expiration of the Restricted Period, you shall forfeit to the Company all RSUs for which the Restricted Period has not expired and the right to receive any Common Stock with respect to such RSUs.

For purposes of this Award Agreement, the “Restricted Period” shall mean the period beginning on October 19, 2022 and ending on October 19, 2023.

For purposes of this Award Agreement, achievement of the “Performance Conditions” shall require all of the following:  (a) Initiation of the 80/20 analysis within all market verticals, (b) completion of the sub-segmentation analysis within each market vertical, and (c) initiation of appropriate organizational changes within all market verticals.  The determination of whether the Performance Conditions have been achieved during the Restricted Period shall be made in the sole discretion of the Committee, after consultation with the Company’s CEO.

If the Performance Conditions are not achieved during the Restricted Period, all RSUs granted hereunder shall be forfeited to the Company immediately following the Restricted Period.

3.  Shareholder Status.  You shall not have any voting or other ownership rights in the Company arising from the grant of RSUs under this Agreement, unless and until such RSUs are settled pursuant to Section 4, below.  Further, you shall not be entitled to dividend equivalents during the period you hold RSUs.

4.  Settlement and Delivery.  As soon as administratively practicable after the expiration of the Restricted Period, the Company shall ascribe to you (or, in the event of your death, your beneficiary) a share of Common Stock for each RSU that vests as a result of the expiration of the Restricted Period in a book entry on the records kept by the Company’s transfer agent or such other method of delivering shares of Common Stock subject to this Award, as determined by the Committee.

5.  Transfer.  This Restricted Stock Unit Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than in the event of your death.  Except for the designation of your beneficiary in the event of your death, the purported assignment, alienation, pledge, attachment, transfer or encumbrance of the Award or this Award Agreement shall be void and unenforceable against the Company.  This provision shall not prevent you from transferring the shares of Common Stock issued hereunder after the expiration of the Restricted Period.

6.  No Obligation of Employment.  This Restricted Stock Unit Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

7.  Controlling Provisions; Plan Controls. In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control.   This Award Agreement is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder and, in general, provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is incorporated herein by reference.

8.  Change in Control.  The vesting of the Award in the event of a Change in Control is governed by Section 11.02 of the Plan.  Involuntary termination of your employment by the Company would be termination of your employment by the Company without Cause or termination by you of your employment for Good Reason.  “Good Reason” means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

9.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit and return the shares of Common Stock issued as a result of the vesting of any Award or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

10. Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

11. Successors.  This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

12. Taxes.  The Company may require payment of or withhold any tax which it believes is required as a result of the Award and/or the issuance of Common Stock resulting from the vesting of the RSUs that are the subject of this Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

13. No Legal or Tax Advice.  Notwithstanding anything stated in this Award Agreement, the Company is not providing any legal or tax advice related to this Award or any Common Stock that may be obtained upon vesting of this Award. Nothing stated in this Award is intended to cover any legal or tax situation. You are encouraged to consult your own legal and/or tax advisors to address any questions or concerns you may have regarding this Award or any Common Stock that may be obtained upon vesting of this Award.

14. Personal Information.  Solium Capital LLC and Equiniti Trust Company assist the Company in the operation of the Plan and the administration of the Restricted Stock Unit Award granted pursuant to this Award Agreement.  If you choose to participate in the Plan, you acknowledge and consent to the Company sharing your name, email, and information regarding the grant of the Restricted Stock Unit Award under this Award Agreement with both Solium Capital LLC and Equiniti Trust Company.

By your electronic agreement and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock Unit Award awarded to you under this Award Agreement are subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of October 19, 2022.

MODINE MANUFACTURING COMPANY

By:	/s/ Neil D. Brinker
Neil D. Brinker
President and Chief Executive Officer